Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF CREATIVE REALITIES, INC., F/K/A WIRELESS RONIN TECHNOLOGIES, INC. AND BROADCAST INTERNATIONAL, INC.

The following Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2013 and the three months ended March 31, 2014 combine the historical consolidated statements of operations of Creative Realities, Inc., f/k/a Wireless Ronin Technologies, Inc. (“CRI” or “Wireless Ronin”) and Broadcast International, Inc. (“Broadcast”), giving effect to the merger of a wholly owned subsidiary of CRI with and into Broadcast (the “Broadcast merger”), as contemplated by that certain Agreement and Plan of Merger and Reorganization dated March 5, 2014 among CRI, Broadcast and Broadcast Acquisition Co., as if the Broadcast merger had been consummated on January 1, 2013, the beginning of the earliest period presented. The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2014, combines the historical balance sheets of CRI and Broadcast, giving effect to the Broadcast merger as if it has been consummated on March 31, 2014.

On August 1, 2014 (the Broadcast merger date), CRI acquired 100% of the outstanding shares of Broadcast, and issued approximately 7.1 million shares of CRI common stock with an aggregate value at the Broadcast merger date of $3.6 million, based on the price of CRI shares on the merger date. The former Broadcast shareholders owned approximately 36.5% of the CRI common stock outstanding immediately after the Broadcast merger, calculated on a modified fully diluted basis. As the acquirer, CRI allocated the purchase price consideration to the tangible and intangible assets acquired and liabilities assumed from Broadcast, with excess purchase price recorded as goodwill.

Note: On August 20, 2014, Creative Realities, LLC (“Creative”) merged with and into a wholly owned subsidiary of CRI, pursuant to the terms of an Agreement and Plan of Merger dated June 26, 2014, pursuant to which CRI issued shares of its common stock to the sole member of Creative the “Creative merger”. Creative was the accounting acquirer since its sole member owned the majority of CRI common stock outstanding immediately after the merger. CRI was the legal acquirer since it issued its shares of common stock to the sole member of Creative. CRI changed its name from Wireless Ronin Technologies, Inc. to Creative Realities, Inc. effective as of September 15, 2014. The pro forma combined financial information does not include any pro forma financial information based upon the operations of Creative, or the Creative merger.

The pro forma combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results that would have occurred if the Broadcast merger had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations of the combined company.

CRI has not completed the detailed valuation studies necessary to determine the fair values of Broadcast’s assets and liabilities, nor has it identified all adjustments necessary to conform Broadcast’s accounting policies to CRI's accounting policies. CRI has allocated the purchase price based on the preliminary estimated fair value of Broadcast's assets acquired and liabilities assumed based on discussions with Broadcast's management, preliminary valuation studies, and CRI’s due diligence. Accordingly, the unaudited pro forma purchase price allocation and related adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional valuations and analyses are completed. There may be increases or decreases in the fair value of Broadcast’s assets and liabilities reflected in the balance sheet which may also impact the statements of operations. There can be no assurance that such final valuations of the assets acquired and liabilities assumed pursuant to the acquisition of Broadcast will not be materially different from the information presented below.

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These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of CRI (then Wireless Ronin Technologies, Inc.) contained in its Form 10-Q that reports its results for the three month period ended March 31, 2014 filed with the SEC and incorporated by reference herein, (ii) the unaudited interim condensed consolidated financial statements of Broadcast contained in its Form 10-Q that reports its results for the three month period ended March 31, 2014 filed with the SEC and incorporated by reference herein, (iii) the audited consolidated financial statements of CRI for the year ended December 31, 2013, included in the CRI (then Wireless Ronin Technologies, Inc.) 2013 Form 10-K filed with the SEC and incorporated herein by reference and (iv) the audited consolidated financial statements of Broadcast for the year ended December 31, 2013, included in the Broadcast 2013 Form 10-K filed with the SEC and incorporated by reference.

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Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2014

(in thousands)	Wireless Ronin	Broadcast International	Pro Forma Adjustments	Note #	Wireless Ronin Combined

ASSETS

Current assets
Cash and cash equivalents	$675	$35			$710
Accounts receivable	984	62			1,046
Inventory and work in process	52	19			71
Prepaid expenses and other current assets	135	2			137
Total current assets	1,846	118			1,964

Non-current assets
Property and equipment	214	34			248
Intangible		109	831	4(a)	940
Goodwill			3,138	4(f)	3,138
Deferred tax asset			357	4(j)	357
Restricted cash	50				50
Other assets	18	35			53
Total non-current assets	282	178	4,326		4,786

Total assets	$2,128	$296	$4,326		$6,750

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$413	$1,083	$(633)	4(h)	$863
Accrued expenses	407	999	213	4(i)	817
			(802)	4(k)
Deferred revenue	636				636
Current portion of loan payable		5,329	(5,329)	(4j)
Derivative valuation		160	(160)	(4j)
Total current liabilities	1,456	7,571	(6,711)		2,316

Non-current liabilities
Deferred tax liability			357	4(j)	357
Convertible notes payable	701				701
Total non-current liabilities	701		357		1,058

Total liabilities	$2,157	$7,571	$(6,354)		$3,374
Commitments and contingencies

Stockholders' Equity (Deficit)
Common stock	65	5,569	(5,569)	4(l)	136
			71	4(l)
Additional paid-in capital	99,507	99,684	(99,684)	4(l)	103,054
			3,547	4(l)
Accumulated deficit	(99,102)	(112,528)	112,528	4(l)	(99,315)
			(213)	4(h)
Accumulated other comprehensive income	(499)				(499)
Total stockholders' equity (deficit)	(29)	(7,275)	10,680		3,376
Total liabilities and stockholders' equity (deficit)	$2,128	$296	$4,326		$6,750

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed Combined Financial Statements.

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Unaudited Pro Forma Condensed Combined Statements of Operations

Three Months Ended March 31, 2014

(in thousands, except per share data)	Wireless Ronin	Broadcast International	Pro Forma Adjustments	Note #	Wireless Ronin Combined

Net sales	$1,263	$74			$1,337

Cost of sales	551	58			609

Gross profit	712	16			728

Operating expenses
Selling, general and administrative	1,675	373	(80)	4(b)	1,968
Depreciation and amortization expense	41	11	47	4(a)	99
Total expenses	1,716	384	(33)		2,067

Operating income (loss)	(1,004)	(368)	33		(1,339)

Other income (expense)
Interest expense	(79)	(147)	147	4(c)	(79)
Loss on derivative valuation		(148)	148	4(c)
Gain on extinguishment of liabilities
Gain on sale of assets		8			8
Other income, net		1			1
Total other expenses	(79)	(286)	295		(70)

Income (loss) before income taxes	(1,083)	(654)	328		(1,409)

Net income (loss)	$(1,083)	$(654)	$328	4(d)	$(1,409)

Net income (loss) per common share*
Basic	$(0.17)				$(0.10)
Diluted	$(0.17)				$(0.10)

Weighted average common shares outstanding*
Basic	6,474		7,093	4(e)	13,567
Diluted	6,474		7,093	4(e)	13,567

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed Combined Financial Statements.

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Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2013

(in thousands, except per share data)	Wireless Ronin	Broadcast International	Pro Forma Adjustments	Note #	Wireless Ronin Combined

Net sales	$6,802	$3,041			$9,843

Cost of sales	2,814	1,743			4,557

Gross profit	3,988	1,298			5,286

Operating expenses
Selling, general and administrative	7,347	3,392			10,739
Depreciation and amortization expense	213	220	188	4(a)	621
Total expenses	7,560	3,612	188		11,360

Operating income (loss)	(3,572)	(2,314)	(188)		(6,074)

Other income (expense)
Interest expense	(25)	(1,634)	1,634	4(c)	(25)
Loss on derivative valuation		1,242	(1,242)	4(c)
Gain on extinguishment of liabilities		482			482
Loss on sale of assets		(68)			(68)
Other income, net		4			4
Total other expenses	(25)	26	392		393

Income (loss) before income taxes	(3,597)	(2,288)	204		(5,681)

Net income (loss)	$(3,597)	$(2,288)	$204	4(d)	$(5,681)

Net income (loss) per common share*
Basic	$(0.63)				$(0.44)
Diluted	$(0.63)				$(0.44)

Weighted average common shares outstanding*
Basic	5,744		7,093	4(e)	12,837
Diluted	5,744		7,093	4(e)	12,837

The accompanying notes are an integral part of these Unaudited Pro Forma
Condensed Combined Financial Statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

On August 1, 2014, CRI, through a wholly owned subsidiary, acquired 100% of the outstanding shares of Broadcast by issuing approximately 7.1 million shares of CRI common stock with an aggregate value at the Broadcast merger date of approximately $3.6 million based on the price of CRI shares on the merger date. As the acquirer, CRI allocated the purchase price consideration to the tangible and intangible assets acquired and liabilities assumed from Broadcast, with excess purchase price recorded as goodwill.

Note 2. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2013 and for the three months ended March 31, 2014 give effect to the Broadcast merger as if it had been completed on January 1, 2013. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2014 gives effect to the Broadcast merger as if it had been completed on March 31, 2014.

The Unaudited Pro Forma Condensed Combined Financial Statements have been derived from the historical consolidated financial statements of CRI (then known as Wireless Ronin Technologies, Inc.) and Broadcast that are incorporated by reference into this Form 8-K/A. Based on CRI’s preliminary review of Broadcast’s and CRI’s summary of significant accounting policies and preliminary discussions with management teams of CRI and Broadcast, the nature and amount of any adjustments to the historical financial statements of Broadcast to conform its accounting policies to those of CRI are not expected to be material.

The Broadcast merger is reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as an acquisition of Broadcast by CRI in accordance with Accounting Standards Codification (ASC) Topic 805, "Business Combinations," using the acquisition method of accounting with CRI as the accounting acquirer. Under these accounting standards, CRI’s total estimated purchase price is calculated as described in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements, and the assets acquired and the liabilities assumed of Broadcast are measured and recorded at their estimated fair values. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, CRI estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the Broadcast merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final amounts of the assets acquired and liabilities assumed in the acquisition of Broadcast may differ materially from the values recorded in the pro forma financial statements.

Estimated transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations as they reflect charges directly related to the Broadcast merger which do not have a continuing impact. However, the anticipated transaction costs are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as an increase to accrued expenses and an increase to accumulated deficit. The Unaudited Pro Forma Condensed Combined Financial Statements do not include one-time costs directly attributable to the transaction, employee retention costs, severance costs or professional fees incurred by CRI or Broadcast pursuant to provisions contained in the Broadcast merger agreement, as those costs are not considered part of the purchase price.

CRI and Broadcast expect to incur costs associated with integrating the operations of CRI and Broadcast after the merger is completed. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3. Estimate of Consideration Expected to be Transferred

Based on CRI’s (then known as Wireless Ronin Technologies, Inc.) share price of $0.51 as of August 1, 2014, the Broadcast merger consideration was approximately $3.6 million. The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes unaudited pro forma adjustments to reflect the fair values of Broadcast's assets and liabilities. The allocation of the preliminary purchase price is as follows:

(in thousands)
Current assets	$118
Property and equipment	34
Goodwill	3,138
Other intangible assets	940
Deferred tax assets	357
Other assets	35
Total assets	4,622

Current liabilities	647
Deferred tax liabilities	357

Total liabilities	1,004

Estimated purchase price	$3,618

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a) Amortization. The adjustment to amortization expense recorded in depreciation and amortization is a result of the fair market value adjustments to assets acquired. The estimated fair value of amortizable technology platform intangible asset of $0.9 million is expected to be amortized on a straight-line basis over estimated useful life of five years, subject to the completion of the purchase price allocation. The purchase price allocation to identifiable intangible assets and the impact on amortization is as follows:

	Pro Forma		Pro forma Adjustments to Amortization Expense
		Useful lives	Year ended December 31,	Three months ended March 31,
(in thousands)	Amounts	(years)	2013	2014

Technology platform-Broadcast	$940,000	5	$188,000	$47,000

Total	$940,000		$188,000	$47,000

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Fair market value adjustments and changes to estimate useful lives for Broadcast’s property and equipment are not expected to be significant and accordingly, no adjustments have been made to Broadcast’s recorded amount of property and equipment or depreciation.

(b) Elimination of transaction costs. Total CRI transaction costs related to the Broadcast merger have been estimated to be $0.3 million, of which $0.1 million were recorded as a selling, general and administrative expense within the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2014. Total Broadcast costs related to the merger have been estimated to be $0.2 million, of which $25 thousand have been recorded as a selling, general and administrative expense within the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2014. The portion of the costs that were expensed, totaling $0.1 million for both companies, have been removed from general and administrative expenses with a pro forma adjustment for the three months ended March 31, 2014 as these costs relate directly to the transaction and do not have an ongoing impact. No costs related to this transaction were expensed within the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013 for either CRI or Broadcast.

(c) Other income (expense). Eliminate interest expense and gain on derivative valuation related to debt converted to shares as a condition to the merger.

(d) Income tax expense.  Both CRI and Broadcast had net operating losses for the year ended December 31, 2013 and for the three months ended March 31, 2014 and reflected no income tax expense or benefit. Similarly, the Unaudited Pro Forma Condensed Combined Statements of Operations reflect no income tax expense or benefit on the net loss before income taxes.

(e) Shares outstanding. The unaudited pro forma weighted average number of basic shares outstanding is calculated for each period presented by adding CRI’s weighted average number of basic shares outstanding for that period and the number of CRI shares that would have been issued to Broadcast stockholders as a result of the Broadcast merger. The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding CRI's weighted average number of diluted shares outstanding for that period and the number of CRI shares that would have been issued pursuant to the Broadcast merger. Due to the pro forma combined net loss for the year ended December 31, 2013 and the three months ended March 31, 2014, diluted common shares were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(f) Goodwill. Reflects the preliminary estimate of the excess of the purchase price paid over the fair value of Broadcast's identifiable assets acquired and liabilities assumed and is not amortized. The estimated purchase price of the transaction and the excess purchase price over the fair value of the identifiable net assets acquired is calculated as follows (in thousands):

Preliminary purchase price	$3,618
Less: fair value of assets acquired	480

Pro forma goodwill adjustment	$3,138

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(g) Other intangible assets. Represents the unaudited pro forma adjustment to reflect the preliminary estimated fair value of Broadcast's intangibles of approximately $0.9 million, which consists of the technology platform. The provisional measurements of fair value reflected are subject to change. Such changes could be significant to the fair value and to the related amortization. See footnote 4(a) for further information on intangible assets.

(h) Accounts payable. In connection with the Broadcast merger, the Broadcast payables were reduced to approximately $450,000 as of the merger date. Accordingly, this adjustment reduces the March 31, 2014 balance to $450,000.

(i) Accrued expenses. The adjustment amount represents an increase to accrued expenses of $0.2 million due to estimated transaction fees in addition to the $0.1 million of transaction fees accrued at March 31, 2014.

(j) Deferred income taxes. Broadcast’s deferred tax liabilities are primarily related to the estimated fair value adjustments for intangibles other than goodwill, established in connection with the Broadcast merger. Broadcast’s deferred tax assets are primarily related to net operating loss carryforwards (NOLs). Broadcast has substantial NOLs that are limited by IRS section 382 due to the change in control that occurred as a result of the Broadcast merger. IRS Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. CRI has performed a preliminary analysis of the annual NOLs that are available to be used against taxable income. The company scheduled by year the taxable income generated by reversal of the deferred tax liabilities and established a deferred tax asset for the NOLs that would be utilized by the taxable income generated. The company established a valuation allowance for the rest of the NOLs. Deferred tax assets and liabilities were established at an estimated combined federal and state rate of 38%. CRI and Broadcast will perform a more detailed analysis of expected future tax rates, 382 limitations and scheduling of taxable income. After such detail analysis, the related deferred income taxes and goodwill amounts may differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

(k) Conversion of debt.   In connection with the Broadcast merger, Broadcast convertible debt outstanding at March 31, 2014 of $5.3 million was converted into shares of CRI (then known as Wireless Ronin Technologies, Inc.) common stock. Accrued interest related to the debt of $0.8 million was also settled by converting the accrued interest into shares. The derivative liability was also eliminated as part of the conversions.

(l) Stockholders' equity. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the issuance of approximately 7.1 million CRI (then known as Wireless Ronin Technologies, Inc.) shares of common stock issued upon completion of the Broadcast merger that increased CRI’s common stock by $71,000 (7.1 million of ordinary shares at $0.01 par value). Amounts to increase additional paid-in capital represent the fair value of the shares issued, less the par value of the shares issued.

The impact of the estimated transaction costs of $0.4 million to be incurred after March 31, 2014 (estimated total of $0.5 million less the amounts previously expensed of $0.1 million) is included in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet, with an increase to accumulated deficit of $0.2 million and an increase to accrued expenses of $0.2 million for CRI’s costs. No impact on equity is reflected for Broadcast’s costs to be incurred after March 31, 2014 as they were substantially settled with shares.

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